HomeStreet, Inc. Reports First Quarter 2015 Results
Net Income of $10.3 Million, or $0.59 per Diluted Share
SEATTLE – April 27, 2015 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $10.3 million, or $0.59 per diluted share, for the first quarter of 2015, compared to net income of $5.6 million, or $0.38 per share, for the fourth quarter of 2014 and $2.3 million, or $0.15 per share, for the first quarter of 2014. Excluding merger-related expenses (net of tax) of $7.9 million and a bargain purchase gain of $6.6 million, net income for the quarter was $11.6 million(1), or $0.67(1) per share, compared to net income of $6.2 million(1),or $0.41(1) per share, for the fourth quarter of 2014 and $2.8 million(1), or $0.19(1) per share, for the first quarter of 2014.
Simplicity merger
On March 1, 2015, the Company completed its merger with Simplicity Bancorp, Inc. and Simplicity Bank ("Simplicity") located in Southern California. The provisional application of the acquisition method of accounting resulted in a bargain purchase gain of $6.6 million which is reported as a component of noninterest income on our consolidated statement of operations for the first quarter of 2015. We also recorded merger-related expenses of $12.2 million during the quarter. The results of operations of Simplicity are included in the consolidated results of operations from the date of the merger. The merger represents a significant expansion of HomeStreet’s banking activities in California.

•	Consolidated results:

▪
Net gain on mortgage loan origination and sale activities was $61.9 million in the first quarter of 2015 compared with $39.2 million in the fourth quarter of 2014 and $25.5 million in the first quarter of 2014, resulting from a 62.3% and a 136.7% increase in single family interest rate lock commitments, respectively.

▪
Net interest income was $30.7 million in the first quarter of 2015 compared with $27.5 million in the fourth quarter of 2014 and $22.7 million in the first quarter of 2014, resulting from a 10.6% and a 30.9% increase in average interest-earning assets, respectively. In the quarter, $803.7 million of interest-earning assets were added from the Simplicity merger.

▪	Net interest margin was 3.60% compared to 3.53% in the fourth quarter of 2014 and 3.51% in the first quarter of 2014.

▪
Deposit balances of $3.34 billion increased $898.8 million, or 36.8%, from December 31, 2014. Transaction and savings deposits increased 28.6%. During the quarter, $650 million of deposits were added from the Simplicity merger.

▪
Loans held for investment balances of $2.83 billion increased $729.0 million, or 34.7%, from December 31, 2014. During the quarter, we added approximately $650 million of loans to the portfolio from the Simplicity merger.

(1)    Net of merger-related expenses (net of tax) and bargain purchase gain, a non-GAAP financial measure as explained on page 6.

•	Segment results:

◦	Commercial and Consumer Banking

▪	Commercial and Consumer Banking segment recorded net income of
$1.2 million(1) for the quarter, excluding merger-related expenses (net of tax) and bargain purchase gain, compared to net income of $3.9 million(1) for the fourth quarter of 2014, mostly due to a higher provision for credit losses and lower net gain on commercial mortgage loan origination and sale activities and lower gain on sale of securities.

▪
Deposit balances increased $898.8 million, or 36.8%, to $3.34 billion from $2.45 billion at December 31, 2014, as we added $651.2 million in deposit balances from the Simplicity merger. Excluding those deposits added from the Simplicity merger, total deposit balances increased $247.6 million, or 10.1% and transaction and savings deposits increased $76.3 million, or 4.4%, during the quarter.

▪
Loans held for investment increased 34.7% to $2.83 billion from $2.10 billion at December 31, 2014 and increased 70.1% from $1.66 billion at March 31, 2014. $650 million of loans were added during the quarter from the Simplicity merger. New loan commitments in the quarter totaled $221.5 million and originations totaled $137.2 million.

◦Mortgage Banking

▪	Mortgage Banking segment net income was $10.3 million for the quarter.

▪	Single family mortgage interest rate lock commitments were $1.90 billion, up 62.3% from the fourth quarter of 2014 and up 136.7% from the first quarter of 2014.

▪	Single family mortgage closed loan volume was $1.61 billion, up 20.8% from the fourth quarter of 2014 and up 138.3% from the first quarter of 2014.

▪	The portfolio of single family loans serviced for others increased to $11.91 billion at March 31, 2015, up 6.2% from $11.22 billion at year-end.

▪
During the quarter, HomeStreet was the number one originator by volume of purchase mortgages in the Pacific Northwest (Washington, Oregon and Idaho) and in the Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement known as WMS Series LLC.

“We made substantial progress toward our goals this quarter," said Mark K. Mason, Chairman and Chief Executive Officer. "We closed our merger with Simplicity, recognizing a bargain purchase gain and meaningfully reducing the amount of merger-related expenses in the process, the combined effect of which reduced the cost of the merger by $10.7 million. Our integration of Simplicity is on plan, all deposits and loans have now been converted onto HomeStreet systems and we will substantially complete the full realization of anticipated Simplicity operating cost reductions in the second quarter. As a result of the merger and ongoing organic activity, in the quarter we grew total assets 30% to $4.6 billion and total deposits 37% to $3.3 billion.

"We added commercial lending capabilities in California, hiring a new commercial real estate lending group who will operate as HomeStreet Commercial Capital and a group of SBA lenders. Both of these groups are seasoned and highly successful. We also added to our network of mortgage loan centers and personnel in the quarter and set new records for mortgage production. Continuing low interest rates and a fast start to the home buying season have provided us with strong first quarter mortgage banking income making the first quarter, which is historically the weakest in mortgage banking, a great start to our year. And, as a result of net income in the quarter and the Simplicity merger, ending total equity was $439 million.”
Consolidated Results of Operations
Net Interest Income
Net interest income in the first quarter of 2015 was $30.7 million, up $3.2 million, or 11.8%, from the fourth quarter of 2014 and up $8.0 million, or 35.3%, from the first quarter of 2014 as a result of growth in average interest-earning assets. In the first quarter of 2015, our net interest margin, on a tax equivalent basis, was 3.60% compared to 3.53% in the fourth quarter of 2014 and 3.51% in the first quarter of 2014.
Total average interest-earning assets in the first quarter of 2015 increased $332.9 million, or 10.6%, from the fourth quarter of 2014 primarily due to higher average balances of loans held for investment. Total average interest-earning assets and interest-bearing liabilities increased from the first quarter of 2014 primarily due to overall growth in the Company, both organically and through acquisitions. As a result of the closing of the Simplicity merger on March 1, 2015, ending total interest-earning assets, which increased $1 billion, or 31.8%, increased substantially more than average total interest-earning assets during the quarter.
Noninterest Income
Noninterest income in the first quarter of 2015 was $75.4 million, up $23.9 million, or 46.4%, from $51.5 million in the fourth quarter of 2014 and up $40.7 million, or 117.2%, from $34.7 million in the first quarter of 2014. Included in other noninterest income in the first quarter of 2015 was the bargain purchase gain of $6.6 million from the Simplicity merger. The increases in noninterest income compared with prior periods were also due to increases in net gain on mortgage origination and sale activities resulting from increased single family mortgage interest rate locks. Net gain on mortgage origination and sale activities increased $22.7 million from the prior quarter and $36.4 million from the first quarter of 2014.
Noninterest Expense
Noninterest expense for the first quarter of 2015 was $89.5 million compared with $68.8 million for the fourth quarter of 2014 and $56.1 million for the first quarter of 2014. Included in noninterest expense for these periods were merger-related expenses of $12.2 million for the first quarter of 2015, $889 thousand for the fourth quarter of 2014 and $838 thousand for the first quarter of 2014. Excluding merger-related expenses, noninterest expense for the first quarter of 2015 was $77.3 million(1), compared with $67.9 million(1) for the fourth quarter of 2014 and $55.3 million(1) for the first quarter of 2014. The increase of $9.4 million, or 13.9%, from the fourth quarter of 2014 was primarily due to increased salaries and related costs due to higher headcount and higher commissions as a result of a 20.8% increase in single family mortgage closed loan volume. The increase of $22.1 million, or 39.9%, from the first quarter of 2014 was primarily due to increased salary and related costs and other expenses related to growth in the business and higher commissions as a result of a 138.3% increase in single family mortgage closed loan volume. As of March 31, 2015, we had 1,829 full-time equivalent employees, a 13.5% increase from 1,611 employees as of December 31, 2014, and a 22.7% increase from 1,491 employees as of March 31, 2014. During the 12-month period ending March 31, 2015, the Company added 11 home loan centers and 10 retail deposit branches to bring our total home loan centers to 57 and our total retail deposit branches to 40.

Income Taxes
The Company's income tax expense for the first quarter of 2015 was $3.3 million, inclusive of discrete items, representing an effective income tax rate of 24.4%.  The Company’s estimated annual effective tax rate, exclusive of discrete items, was 35.8%, as compared to 33.2% in 2014. Our first quarter effective income tax rate differed from the Federal statutory rate of 35% mainly due to several discrete items booked in the first quarter of 2015. The Company’s discrete first quarter 2015 amounts resulted in a net reduction to the effective tax rate of approximately 11.3%, largely due to the Simplicity merger. For tax purposes the bargain purchase gain is nontaxable and resulted in a first quarter 2015 discrete benefit to the tax rate of 17%. Additionally, re-evaluation of the estimated 2015 state effective tax rate as a result of the Simplicity merger and other expected changes in the Company’s business resulted in a first quarter 2015 discrete increase to the rate of 8%.
Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking segment recorded a net loss of $14 thousand in the first quarter of 2015 compared to net income of $3.3 million in the fourth quarter of 2014 primarily due to merger-related expenses, an increase in provision for credit losses recorded in the first quarter of 2015 and lower gain on sales of securities. Net income, excluding merger-related expenses (net of tax) and bargain purchase gain, was $1.2 million(1) in the first quarter of 2015, compared to net income of $3.9 million(1) in the fourth quarter of 2014. We recorded $3.0 million of provision for credit losses in the first quarter of 2015 compared to a provision of $500 thousand recorded in the fourth quarter of 2014. The credit loss provision in the quarter was due in part to an extension in the modeled loan loss emergence period for commercial loans, higher qualitative reserves for construction loans and overall growth in the loans held for investment portfolio. In the fourth quarter of 2014, we realized $1.2 million of gains on sales of securities. We had no sales of securities in the first quarter of 2015.
Commercial and Consumer Banking segment net income in the first quarter of 2014, excluding merger-related expenses, of $4.7 million(1) included a reversal of provision for credit loss of $1.5 million recorded in that quarter. Mostly offsetting the impact of the $4.5 million change in the provision from the first quarter of 2014 to the first quarter of 2015 was a $4.9 million increase in net interest income due to higher average balances of interest-earning assets.
Loans Held for Investment
Loans held for investment, net, were $2.83 billion at March 31, 2015, an increase of $729.0 million, or 34.7%, from December 31, 2014 and an increase of $1.17 billion, or 70.1%, from March 31, 2014. During the quarter, we added approximately $650 million of loans to the portfolio from the Simplicity merger. New loan commitments in the quarter totaled $221.5 million and originations totaled $137.2 million.
Asset Quality
Nonperforming assets were $32.8 million, or 0.71% of total assets at March 31, 2015, compared to $25.5 million, or 0.72% of total assets at December 31, 2014. Included in the quarter-end balance is $7.4 million of nonaccrual loans added from the Simplicity merger.
Nonaccrual loans of $21.2 million, or 0.74% of total loans at March 31, 2015, increased from $16.0 million, or 0.75% of total loans at December 31, 2014. Other real estate owned ("OREO") balances were $11.6 million at March 31, 2015, an increase of $2.1 million, or 22.7%, from $9.4 million at December 31, 2014. Delinquent loans of $67.7 million, or 2.37% of total loans at March 31, 2015, increased from $63.6 million, or 2.99% of total loans at December 31, 2014. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans, delinquent loans were $28.9 million, or 1.04% of total non-FHA/VA loans at March 31, 2015, compared to $22.6 million, or 1.11% of total non-FHA/VA loans at December 31, 2014.

The allowance for loan losses was $24.9 million at March 31, 2015 compared to $22.0 million at December 31, 2014. The allowance for loan losses as a percentage of loans held for investment was 0.87% at March 31, 2015 compared to 1.04% at December 31, 2014. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 1.19% at March 31, 2015, compared to 1.10% at December 31, 2014. Net recoveries in the first quarter of 2015 totaled $104 thousand, compared to net charge-offs of $87 thousand in the fourth quarter of 2014 and net charge-offs of $272 thousand in the first quarter of 2014.
Deposits
Deposit balances were $3.34 billion at March 31, 2015 compared to $2.45 billion at December 31, 2014 and $2.37 billion at March 31, 2014. During the quarter, we added approximately $650 million of deposits from the Simplicity merger. Transaction and savings deposits increased $76.3 million, or 4.4%, during the quarter excluding those deposits added from the Simplicity merger. Of the $256.8 million, or 51.9%, increase in certificates of deposit since December 31, 2014, $236.1 million were added from the Simplicity merger.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense of $35.7 million increased $14.5 million, or 68.6%, from the fourth quarter of 2014. Included in noninterest expense for the first quarter of 2015 was $12.2 million of merger-related expenses. The additional increase in expense is due to the continued organic growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. During the quarter, we launched HomeStreet Commercial Capital, a commercial real estate lending group originating permanent loans up to $10 million in size. The group is based in Orange County, California and will provide permanent financing for a range of commercial real estate loans including multifamily, industrial, retail, office, mobile home parks and self-storage facilities. We also added a team specializing in U.S. Small Business Administration ("SBA") lending also located in Orange County, California.
Mortgage Banking Segment
Net income for the Mortgage Banking segment was $10.3 million in the first quarter of 2015, compared to net income of $2.3 million in the fourth quarter of 2014 and a net loss of $1.8 million in the first quarter of 2014. The $8.0 million increase in income from the fourth quarter of 2014 and the $12.1 million increase in income from the first quarter of 2014 was primarily due to higher net gain on single family mortgage loan origination and sale activities due to higher interest rate lock commitments, partially offset by higher commission expense resulting from increased closed loan volume in the quarter.
Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $1.90 billion in the first quarter of 2015, an increase of $729.6 million, or 62.3%, from $1.17 billion in the fourth quarter of 2014 and up $1.10 billion, or 136.7%, from $803.3 million in the first quarter of 2014. The increase from the prior periods was primarily the result of increased purchase and refinance single family mortgage activity due to low mortgage interest rates and the continued expansion of our mortgage production staff, support staff and offices into new markets.
Single family closed loan volume designated for sale was $1.61 billion in the first quarter of 2015, up $276.2 million, or 20.8%, from $1.33 billion in the fourth quarter of 2014 and up $932.6 million, or 138.3%, from $674.3 million in the first quarter of 2014. At March 31, 2015, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.51 billion, compared to $891.4 million at December 31, 2014 and $650.6 million at March 31, 2014.
Net gain on single family mortgage loan origination and sale activities in the first quarter of 2015 was $60.7 million compared to $36.5 million in the fourth quarter of 2014 and $24.3 million in the first quarter of 2014.

Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the first quarter of 2015 was 326 basis points, up from 310 basis points in the fourth quarter of 2014 and 323 basis points in the first quarter of 2014.
Mortgage Servicing
Single family mortgage servicing income of $3.9 million in the first quarter of 2015 decreased $5.4 million, or 58.3%, from the fourth quarter of 2014 and decreased $3.6 million, or 48.3%, from the first quarter of 2014. The decrease compared to the fourth quarter of 2014 was the result of lower risk management results and increases in long-term prepayment speed expectations.
Single family mortgage servicing fees collected in the first quarter of 2015 increased $640 thousand, or 8.5%, from the fourth quarter of 2014 and decreased $782 thousand, or 8.7%, from the first quarter of 2014. The decrease from the first quarter of 2014 was primarily due to lower balances in our loans serviced for others portfolio as a result of our June 30, 2014 sale of single family MSRs. The portfolio of single family loans serviced for others was $11.91 billion at March 31, 2015 compared to $11.22 billion at December 31, 2014, and $12.20 billion at March 31, 2014.
Noninterest Expense
Mortgage Banking segment noninterest expense of $53.8 million increased $6.2 million, or 13.0%, from the fourth quarter of 2014. This increase was partially attributable to increased commission and incentive expense as closed loan volumes increased 20.8% from the fourth quarter of 2014 resulting from our growth and expansion into new markets.
Capital
On January 1, 2015, the Bank and the Company became subject to Basel III capital standards. The Bank and the Company remain above current “well-capitalized” regulatory minimums. At March 31, 2015, regulatory capital ratios for the Bank and the Company at March 31, 2015 were as follows:

At March 31, 2015*	Bank	Company

Tier 1 leverage capital (to average assets)**	11.47%	11.95%
Common equity risk-based capital (to risk-weighted assets)	13.75%	11.25%
Tier 1 risk-based capital (to risk-weighted assets)	13.75%	12.69%
Total risk-based capital (to risk-weighted assets)	14.57%	13.41%

*	Regulatory capital ratios at March 31, 2015 are preliminary.

**
Tier 1 leverage capital (to average assets) includes average assets from the Simplicity merger for one month. If the Simplicity merger had occurred on January 1, 2015, the Bank's Tier 1 leverage capital would have been 9.95% and the Company's Tier 1 leverage capital would have been 10.38%.

(1)
The press release contains certain non-GAAP financial disclosures for consolidated net income excluding merger-related expenses, diluted earnings per share excluding merger-related expenses, and Commercial and Consumer Banking segment net income excluding merger-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 28 of this earnings release.

Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Tuesday, April 28, 2015 at 1:00 p.m. EDT. The Company will discuss first quarter 2015 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10062349 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10062349.
The information to be discussed in the conference call will be available on the company's web site at 8:00 p.m. EDT on Monday, April 27, 2015.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank.  HomeStreet offers consumer, commercial and private banking services and investment products in Washington, Oregon, California and Hawaii, property and casualty insurance products in Washington, Oregon, California and Arizona, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to expand our banking operations geographically and across market sectors, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. We may not realize the benefits expected from our recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business and legislative or regulatory actions or reform (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act). A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2014 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2014, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Income statement data (for the period ended):
Net interest income	$30,734	$27,502	$25,308	$23,147	$22,712
Provision (reversal of provision) for credit losses	3,000	500	—	—	(1,500)
Noninterest income	75,373	51,487	45,813	53,650	34,707
Noninterest expense	89,482	68,791	64,158	62,971	56,091
Merger-related expenses (included in noninterest expense)	12,165	889	722	606	838
Net income before taxes	13,625	9,698	6,963	13,826	2,828
Income tax expense	3,321	4,077	1,988	4,464	527
Net income	$10,304	$5,621	$4,975	$9,362	$2,301
Basic earnings per common share	$0.60	$0.38	$0.34	$0.63	$0.16
Diluted earnings per common share	$0.59	$0.38	$0.33	$0.63	$0.15
Common shares outstanding	22,038,748	14,856,611	14,852,971	14,849,692	14,846,519
Weighted average common shares
Basic	17,158,303	14,811,699	14,805,780	14,800,853	14,784,424
Diluted	17,355,076	14,973,222	14,968,238	14,954,998	14,947,864
Dividends per share	$—	$—	$—	$—	$0.11
Book value per share	$19.94	$20.34	$19.83	$19.41	$18.42
Tangible book value per share (1)	$18.97	$19.39	$18.86	$18.42	$17.47

Financial position (at period end):
Cash and cash equivalents	$56,864	$30,502	$34,687	$74,991	$47,714
Investment securities	476,102	455,332	449,948	454,966	446,639
Loans held for sale	865,322	621,235	698,111	549,440	588,465
Loans held for investment, net	2,828,177	2,099,129	1,964,762	1,812,895	1,662,623
Mortgage servicing rights	121,722	123,324	124,593	117,991	158,741
Other real estate owned	11,589	9,448	10,478	11,083	12,089
Total assets	4,604,403	3,535,090	3,474,656	3,235,676	3,124,812
Deposits	3,344,223	2,445,430	2,425,458	2,417,712	2,371,358
FHLB advances	669,419	597,590	598,590	384,090	346,590
Federal funds purchased and securities sold under agreements to repurchase	9,450	50,000	14,225	14,681	—
Shareholders’ equity	439,395	302,238	294,568	288,249	273,510

Financial position (averages):
Investment securities	$462,762	$454,127	$457,545	$447,458	$477,384
Loans held for investment	2,370,763	2,044,873	1,917,503	1,766,788	1,830,330
Total interest-earning assets	3,473,652	3,140,708	2,952,916	2,723,687	2,654,078
Total interest-bearing deposits	2,205,585	1,892,399	1,861,164	1,900,681	1,880,358
FHLB advances	515,958	606,753	442,409	350,271	323,832
Federal funds purchased and securities sold under agreements to repurchase	41,734	23,338	11,149	1,129	—
Total interest-bearing liabilities	2,825,134	2,584,347	2,376,579	2,313,937	2,267,904
Shareholders’ equity	370,008	305,068	295,229	284,365	272,596

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Financial performance:
Return on average shareholders’ equity (2)	11.14%		7.37%	6.74%	13.17%	3.38%
Return on average tangible shareholders' equity(1)	11.67%		7.73%	7.09%	13.85%	3.56%
Return on average assets	1.08%		0.65%	0.61%	1.22%	0.30%
Net interest margin (3)	3.60%		3.53%	3.50%	3.48%	3.51%
Efficiency ratio (4)	84.33%		87.09%	90.21%	82.00%	97.69%
Asset quality:
Allowance for credit losses	$25,628		$22,524	$22,111	$22,168	$22,317
Allowance for loan losses/total loans(5)	0.87%		1.04%	1.10%	1.19%	1.31%
Allowance for loan losses/nonaccrual loans	117.48%		137.51%	109.75%	103.44%	96.95%
Total nonaccrual loans(6)(7)	$21,209		$16,014	$19,906	$21,197	$22,823
Nonaccrual loans/total loans	0.74%		0.75%	1.00%	1.16%	1.35%
Other real estate owned	$11,589		$9,448	$10,478	$11,083	$12,089
Total nonperforming assets(7)	$32,798		$25,462	$30,384	$32,280	$34,912
Nonperforming assets/total assets	0.71%		0.72%	0.87%	1.00%	1.12%
Net (recoveries) charge-offs	$(104)		$87	$57	$149	$272
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)(9)	11.47%	(8)	9.38%	9.63%	10.17%	9.94%
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	13.75%	(8)	NA	NA	NA	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	13.75%	(8)	NA	NA	NA	NA
Basel III - Total risk-based capital (to risk-weighted assets)	14.57%	(8)	NA	NA	NA	NA
Basel I - Tier 1 risk-based capital (to risk-weighted assets)	NA		13.10%	13.03%	13.84%	13.99%
Basel I - Total risk-based capital (to risk-weighted assets)	NA		14.03%	13.95%	14.84%	15.04%
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)(9)	11.95%	(8)	NA	NA	NA	NA
Basel III - Tier 1 common equity risk-based capital (to risk-weighted assets)	11.25%	(8)	NA	NA	NA	NA
Basel III - Tier 1 risk-based capital (to risk-weighted assets)	12.69%	(8)	NA	NA	NA	NA
Basel III - Total risk-based capital (to risk-weighted assets)	13.41%	(8)	NA	NA	NA	NA
Other data:
Full-time equivalent employees (ending)	1,829		1,611	1,598	1,546	1,491

(1)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. Tangible book value is calculated by dividing shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs) by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs). For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.19%, 1.10%, 1.18%, 1.31% and 1.46% at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.

(6)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

(7)
Includes $1.4 million, $4.4 million, $6.3 million, $6.5 million and $6.6 million of nonperforming loans at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively, which are guaranteed by the SBA.

(8)
Regulatory capital ratios at March 31, 2015 are preliminary. On January 1, 2015, the Company and the Bank became subject to Basel III capital standards. Prior period regulatory capital ratios under Basel I may not be comparative.

(9)
Tier 1 leverage capital (to average assets) includes average assets from the Simplicity merger for one month. If the Simplicity merger had occurred on January 1, 2015, the Bank's Tier 1 leverage capital would have been 9.95% and the Company's Tier 1 leverage capital would have been 10.38%.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		%
(in thousands, except share data)	2015	2014	Change
Interest income:
Loans	$31,647	$22,683	40%
Investment securities	2,394	2,970	(19)
Other	205	157	31
	34,246	25,810	33
Interest expense:
Deposits	2,582	2,360	9
Federal Home Loan Bank advances	612	413	48
Federal funds purchased and securities sold under agreements to repurchase	5	—	NM
Long-term debt	265	315	(16)
Other	48	10	380
	3,512	3,098	13
Net interest income	30,734	22,712	35
Provision (reversal of provision) for credit losses	3,000	(1,500)	NM
Net interest income after provision for credit losses	27,734	24,212	15
Noninterest income:
Net gain on mortgage loan origination and sale activities	61,887	25,510	143
Mortgage servicing income	4,297	7,945	(46)
Income (loss) from WMS Series LLC	564	(193)	(392)
Loss on debt extinguishment	—	(586)	NM
Depositor and other retail banking fees	1,139	815	40
Insurance agency commissions	415	404	3
Gain on sale of investment securities available for sale	—	713	(100)
Other	7,071	99	7,042
	75,373	34,707	117
Noninterest expense:
Salaries and related costs	57,593	35,471	62
General and administrative	13,161	10,122	30
Legal	467	399	17
Consulting	5,565	951	485
Federal Deposit Insurance Corporation assessments	525	620	(15)
Occupancy	5,840	4,432	32
Information services	6,120	4,515	36
Net cost (income) from operation and sale of other real estate owned	211	(419)	(150)
	89,482	56,091	60
Income before income taxes	13,625	2,828	382
Income tax expense	3,321	527	530
NET INCOME	$10,304	$2,301	348

Basic income per share	$0.60	$0.16	NM
Diluted income per share	$0.59	$0.15	NM
Basic weighted average number of shares outstanding	17,158,303	14,784,424	16
Diluted weighted average number of shares outstanding	17,355,076	14,947,864	16

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Interest income:
Loans	$31,647	$28,242	$25,763	$23,419	$22,683
Investment securities	2,394	2,366	2,565	2,664	2,970
Other	205	172	150	142	157
	34,246	30,780	28,478	26,225	25,810
Interest expense:
Deposits	2,582	2,351	2,364	2,356	2,360
Federal Home Loan Bank advances	612	614	509	444	413
Federal funds purchased and securities sold under agreements to repurchase	5	15	6	1	—
Long-term debt	265	269	271	265	315
Other	48	29	20	12	10
	3,512	3,278	3,170	3,078	3,098
Net interest income	30,734	27,502	25,308	23,147	22,712
Provision (reversal of provision) for credit losses	3,000	500	—	—	(1,500)
Net interest income after provision for credit losses	27,734	27,002	25,308	23,147	24,212
Noninterest income:
Net gain on mortgage loan origination and sale activities	61,887	39,176	37,642	41,794	25,510
Mortgage servicing income	4,297	9,808	6,155	10,184	7,945
Income (loss) from WMS Series LLC	564	170	(122)	246	(193)
Gain (loss) on debt extinguishment	—	—	2	11	(586)
Depositor and other retail banking fees	1,139	896	944	917	815
Insurance agency commissions	415	261	256	232	404
Gain (loss) on sale of investment securities available for sale	—	1,185	480	(20)	713
Other	7,071	(9)	456	286	99
	75,373	51,487	45,813	53,650	34,707
Noninterest expense:
Salaries and related costs	57,593	44,706	42,604	40,606	35,471
General and administrative	13,161	11,240	10,326	11,145	10,122
Legal	467	500	630	542	399
Consulting	5,565	1,042	628	603	951
Federal Deposit Insurance Corporation assessments	525	442	682	572	620
Occupancy	5,840	4,556	4,935	4,675	4,432
Information services	6,120	6,455	4,220	4,862	4,515
Net cost (income) from operation and sale of other real estate owned	211	(150)	133	(34)	(419)
	89,482	68,791	64,158	62,971	56,091
Income before income tax expense	13,625	9,698	6,963	13,826	2,828
Income tax expense	3,321	4,077	1,988	4,464	527
NET INCOME	$10,304	$5,621	$4,975	$9,362	$2,301

Basic income per share	$0.60	$0.38	$0.34	$0.63	$0.16
Diluted income per share	$0.59	$0.38	$0.33	$0.63	$0.15
Basic weighted average number of shares outstanding	17,158,303	14,811,699	14,805,780	14,800,853	14,784,424
Diluted weighted average number of shares outstanding	17,355,076	14,973,222	14,968,238	14,954,998	14,947,864

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2015	Dec. 31, 2014	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $28,597 and $10,271)	$56,864	$30,502	86%
Investment securities (includes $449,330 and $427,326 carried at fair value)	476,102	455,332	5
Loans held for sale (includes $856,124 and $610,350 carried at fair value)	865,322	621,235	39
Loans held for investment (net of allowance for loan losses of $24,916 and $22,021; includes $52,580 and $0 carried at fair value)	2,828,177	2,099,129	35
Mortgage servicing rights (includes $110,709 and $112,439 carried at fair value)	121,722	123,324	(1)
Other real estate owned	11,589	9,448	23
Federal Home Loan Bank stock, at cost	34,996	33,915	3
Premises and equipment, net	49,808	45,251	10
Goodwill	11,945	11,945	—
Other assets	147,878	105,009	41
Total assets	$4,604,403	$3,535,090	30
Liabilities and shareholders’ equity:
Liabilities:
Deposits	3,344,223	$2,445,430	37
Federal Home Loan Bank advances	669,419	597,590	12
Federal funds purchased and securities sold under agreements to repurchase	9,450	50,000	(81)
Accounts payable and other liabilities	80,059	77,975	3
Long-term debt	61,857	61,857	—
Total liabilities	4,165,008	3,232,852	29
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000
Issued and outstanding, 22,038,748 shares and 14,856,611 shares	511	511	—
Additional paid-in capital	221,301	96,615	129
Retained earnings	213,870	203,566	5
Accumulated other comprehensive income	3,713	1,546	140
Total shareholders’ equity	439,395	302,238	45
Total liabilities and shareholders’ equity	$4,604,403	$3,535,090	30

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Assets:
Cash and cash equivalents	$56,864	$30,502	$34,687	$74,991	$47,714
Investment securities	476,102	455,332	449,948	454,966	446,639
Loans held for sale	865,322	621,235	698,111	549,440	588,465
Loans held for investment, net	2,828,177	2,099,129	1,964,762	1,812,895	1,662,623
Mortgage servicing rights	121,722	123,324	124,593	117,991	158,741
Other real estate owned	11,589	9,448	10,478	11,083	12,089
Federal Home Loan Bank stock, at cost	34,996	33,915	34,271	34,618	34,958
Premises and equipment, net	49,808	45,251	44,476	43,896	40,894
Goodwill	11,945	11,945	11,945	11,945	12,063
Other assets	147,878	105,009	101,385	123,851	120,626
Total assets	$4,604,403	$3,535,090	$3,474,656	$3,235,676	$3,124,812
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$3,344,223	$2,445,430	$2,425,458	$2,417,712	$2,371,358
Federal Home Loan Bank advances	669,419	597,590	598,590	384,090	346,590
Federal funds purchased and securities sold under agreements to repurchase	9,450	50,000	14,225	14,681	—
Accounts payable and other liabilities	80,059	77,975	79,958	69,087	71,498
Long-term debt	61,857	61,857	61,857	61,857	61,856
Total liabilities	4,165,008	3,232,852	3,180,088	2,947,427	2,851,302
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000	511	511	511	511	511
Additional paid-in capital	221,301	96,615	96,650	95,923	95,271
Retained earnings	213,870	203,566	197,945	192,972	183,610
Accumulated other comprehensive income (loss)	3,713	1,546	(538)	(1,157)	(5,882)
Total shareholders’ equity	439,395	302,238	294,568	288,249	273,510
Total liabilities and shareholders’ equity	$4,604,403	$3,535,090	$3,474,656	$3,235,676	$3,124,812

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,
	2015			2014
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$49,376	$24	0.20%	$33,264	$17	0.21%
Investment securities	462,762	2,980	2.58%	477,384	3,600	3.02%
Loans held for sale	590,751	5,664	3.84%	313,100	2,821	3.60%
Loans held for investment	2,370,763	26,023	4.41%	1,830,330	19,895	4.37%
Total interest-earning assets	3,473,652	34,691	4.01%	2,654,078	26,333	3.99%
Noninterest-earning assets (2)	341,539			368,388
Total assets	$3,815,191			$3,022,466
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$176,247	180	0.41%	$245,743	165	0.27%
Savings accounts	232,582	265	0.46%	159,544	201	0.51%
Money market accounts	1,064,567	1,135	0.43%	925,631	1,020	0.45%
Certificate accounts	732,189	1,029	0.57%	549,440	974	0.72%
Total interest-bearing deposits	2,205,585	2,609	0.48%	1,880,358	2,360	0.51%
FHLB advances	515,958	612	0.48%	323,832	423	0.51%
Federal funds purchased and securities sold under agreements to repurchase	41,734	26	0.25%	—	—	—%
Long-term debt	61,857	265	0.28%	63,714	315	1.98%
Total interest-bearing liabilities	2,825,134	3,512	0.50%	2,267,904	3,098	0.55%
Noninterest-bearing liabilities	620,049			481,966
Total liabilities	3,445,183			2,749,870
Shareholders’ equity	370,008			272,596
Total liabilities and shareholders’ equity	$3,815,191			$3,022,466
Net interest income (3)		$31,179			$23,235
Net interest spread			3.51%			3.44%
Impact of noninterest-bearing sources			0.09%			0.07%
Net interest margin			3.60%			3.51%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $445 thousand and $523 thousand for the quarters ended March 31, 2015 and March 31, 2014, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Net interest income	$25,107	$22,187	$20,163	$19,403	$20,233
Provision (reversal of provision) for credit losses	3,000	500	—	—	(1,500)
Noninterest income	10,081	5,434	3,660	6,614	2,958
Noninterest expense	35,666	21,155	18,930	20,434	19,293
(Loss) income before income taxes	(3,478)	5,966	4,893	5,583	5,398
Income tax (benefit) expense	(3,464)	2,621	1,359	1,830	1,282
Net (loss) income	$(14)	$3,345	$3,534	$3,753	$4,116

Net income, excluding merger-related expenses (net of tax) and bargain purchase gain (1)	$1,242	$3,923	$4,003	$4,147	$4,661
Efficiency ratio (2)	101.36%	76.59%	79.46%	78.54%	83.19%
Full-time equivalent employees (ending)	768	608	605	599	588

Net gain on mortgage loan origination and sale activities:
Multifamily	939	2,704	930	693	396
Other	204	(16)	(101)	4,087	794
	$1,143	$2,688	$829	$4,780	$1,190

Production volumes for sale to the secondary market:
Multifamily mortgage originations	$24,428	$57,135	$60,699	$23,105	$11,343
Multifamily mortgage loans sold	26,173	99,285	20,409	15,902	6,263

(1)
Commercial and Consumer Banking segment net income, excluding merger-related expenses, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 28 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Servicing income, net:
Servicing fees and other	$886	$970	$1,289	$1,017	$890
Amortization of multifamily MSRs	(454)	(429)	(425)	(434)	(424)
Commercial mortgage servicing income	$432	$541	$864	$583	$466

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Commercial
Multifamily	$773,092	$752,640	$703,197	$704,997	$721,464
Other	83,574	82,354	86,589	97,996	99,340
Total commercial loans serviced for others	$856,666	$834,994	$789,786	$802,993	$820,804

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Beginning balance	$10,885	$9,116	$9,122	$9,095	$9,335
Originations	582	2,198	418	461	183
Amortization	(454)	(429)	(424)	(434)	(423)
Ending balance	$11,013	$10,885	$9,116	$9,122	$9,095
Ratio of MSR carrying value to related loans serviced for others	1.36%	1.38%	1.23%	1.21%	1.18%
MSR servicing fee multiple (1)	3.16	3.20	2.87	2.83	2.81
Weighted-average note rate (loans serviced for others)	5.14%	5.02%	5.12%	5.15%	5.20%
Weighted-average servicing fee (loans serviced for others)	0.43%	0.43%	0.43%	0.43%	0.42%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Available for sale:
Mortgage-backed securities:
Residential	$114,175	$107,280	$110,837	$110,266	$120,103
Commercial	13,667	13,671	13,571	13,674	13,596
Municipal bonds	122,434	122,334	123,041	125,813	124,860
Collateralized mortgage obligations:
Residential	58,476	43,166	54,887	56,767	60,537
Commercial	19,794	20,486	15,633	16,021	11,639
Corporate debt securities	79,769	79,400	72,114	72,420	70,805
U.S. Treasury	41,015	40,989	42,013	42,010	26,996
Total available for sale	$449,330	$427,326	$432,096	$436,971	$428,536
Held to maturity	26,772	28,006	17,852	17,995	18,103
	$476,102	$455,332	$449,948	$454,966	$446,639
Weighted average duration in years
Available for sale	4.4	4.6	5.0	4.5	5.0

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Consumer loans
Single family	$1,198,605	$896,665	$788,232	$749,204	$668,277
Home equity	205,200	135,598	138,276	136,181	134,882
	1,403,805	1,032,263	926,508	885,385	803,159
Commercial loans
Commercial real estate	535,546	523,464	530,335	476,411	480,200
Multifamily	352,193	55,088	62,498	72,327	71,278
Construction/land development	402,393	367,934	297,790	219,282	162,717
Commercial business	164,259	147,449	173,226	185,177	171,080
	1,454,391	1,093,935	1,063,849	953,197	885,275
	2,858,196	2,126,198	1,990,357	1,838,582	1,688,434
Net deferred loan fees, costs and discounts	(5,103)	(5,048)	(3,748)	(3,761)	(3,684)
	2,853,093	2,121,150	1,986,609	1,834,821	1,684,750
Allowance for loan losses	(24,916)	(22,021)	(21,847)	(21,926)	(22,127)
	$2,828,177	$2,099,129	$1,964,762	$1,812,895	$1,662,623

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Beginning balance	$22,524	$22,111	$22,168	$22,317	$24,089
Provision (reversal of provision) for credit losses	3,000	500	—	—	(1,500)
(Charge-offs), net of recoveries	104	(87)	(57)	(149)	(272)
Ending balance	$25,628	$22,524	$22,111	$22,168	$22,317
Components:
Allowance for loan losses	$24,916	$22,021	$21,847	$21,926	$22,127
Allowance for unfunded commitments	712	503	264	242	190
Allowance for credit losses	$25,628	$22,524	$22,111	$22,168	$22,317

Allowance as a % of loans held for investment(1)	0.87%	1.04%	1.10%	1.19%	1.31%
Allowance as a % of nonaccrual loans	117.48%	137.51%	109.75%	103.44%	96.95%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.19%, 1.10%, 1.18%, 1.31% and 1.46% at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Beginning balance	$25,462		$30,384	$32,280	$34,912	$38,618
Additions	10,793	(1)	1,754	3,414	4,533	1,811
Reductions:
Recoveries (charge-offs)	104		(87)	(57)	(149)	(272)
OREO sales	(1,375)		(2,220)	(1,183)	(1,639)	(2,482)
OREO writedowns and other adjustments	(90)		—	(93)	—	(4)
Principal paydown, payoff advances and other adjustments	(864)		(2,269)	(948)	(2,753)	(1,520)
Transferred back to accrual status	(1,232)		(2,100)	(3,029)	(2,624)	(1,239)
Total reductions	(3,457)		(6,676)	(5,310)	(7,165)	(5,517)
Net additions (reductions)	7,336		(4,922)	(1,896)	(2,632)	(3,706)
Ending balance(2)	$32,798		$25,462	$30,384	$32,280	$34,912

(1)	Additions to NPAs included $7.4 million of acquired nonperforming assets during the quarter ended March 31, 2015.

(2)
Includes $1.4 million, $4.4 million, $6.3 million, $6.5 million and $6.6 million of nonperforming loans at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Mar. 31, 2015		Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$14,047		$8,368	$8,350	$6,988	$6,942
Home equity	1,306		1,526	1,700	1,166	1,078
	15,353		9,894	10,050	8,154	8,020
Commercial
Commercial real estate	3,070		4,843	7,058	9,871	12,192
Multifamily	1,005		—	—	—	—
Construction/land development	172		—	—	—	—
Commercial business	1,609		1,277	2,798	3,172	2,611
	5,856		6,120	9,856	13,043	14,803
Total loans on nonaccrual	$21,209	(2)	$16,014	$19,906	$21,197	$22,823
Nonaccrual loans as a % of total loans	0.74%		0.75%	1.00%	1.16%	1.35%

Other real estate owned:
Consumer
Single family	$1,223		$1,613	$2,818	$3,205	$4,211

Commercial
Commercial real estate	4,527		1,996	1,822	2,040	2,040
Multifamily	—		—	—	—	—
Construction/land development	5,839		5,839	5,838	5,838	5,838
Commercial business	—		—	—	—	—
	10,366		7,835	7,660	7,878	7,878
Total other real estate owned	$11,589		$9,448	$10,478	$11,083	$12,089

Nonperforming assets:
Consumer
Single family	$15,270		$9,981	$11,168	$10,193	$11,153
Home equity	1,306		1,526	1,700	1,166	1,078
	16,576		11,507	12,868	11,359	12,231
Commercial
Commercial real estate	7,597		6,839	8,880	11,911	14,232
Multifamily	1,005		—	—	—	—
Construction/land development	6,011		5,839	5,838	5,838	5,838
Commercial business	1,609		1,277	2,798	3,172	2,611
	16,222		13,955	17,516	20,921	22,681
Total nonperforming assets(1)	$32,798		$25,462	$30,384	$32,280	$34,912
Nonperforming assets as a % of total assets	0.71%		0.72%	0.87%	1.00%	1.12%

(1)
Includes $1.4 million, $4.4 million, $6.3 million, $6.5 million and $6.6 million of nonperforming loans at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively, that are guaranteed by the SBA.

(2)	Included in this balance are $7.4 million of acquired nonperforming loans at March 31, 2015.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due		Total past due		Current	Total loans

March 31, 2015
Total loans held for investment	$11,124	$3,995	$52,594		$67,713		$2,790,483	$2,858,196
Less: FHA/VA loans(1)	4,888	3,227	30,725		38,840		$52,711	91,551
Total loans, excluding FHA/VA loans	$6,236	$768	$21,869		$28,873		$2,737,772	$2,766,645

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family residential	$4,262	$615	$14,047		$18,924		1,088,130	$1,107,054
Home equity	363	72	1,309		1,744		203,456	205,200
	4,625	687	15,356		20,668		1,291,586	1,312,254
Commercial loans
Commercial real estate	109	—	3,070		3,179		532,367	535,546
Multifamily residential	—	—	1,005		1,005		351,188	352,193
Construction/land development	758	—	767		1,525		400,868	402,393
Commercial business	744	81	1,671		2,496		161,763	164,259
	1,611	81	6,513		8,205		1,446,186	1,454,391
	$6,236	$768	$21,869	(2)	$28,873	(2)	$2,737,772	$2,766,645
As a % of total loans, excluding FHA/VA loans	0.23%	0.03%	0.79%		1.04%		98.96%	100.00%

December 31, 2014
Total loans held for investment	$8,814	$3,797	$51,001		$63,612		$2,062,586	$2,126,198
Less: FHA/VA loans(1)	4,121	2,200	34,737		41,058		50,778	91,836
Total loans, excluding FHA/VA loans	$4,693	$1,597	$16,264		$22,554		$2,011,808	$2,034,362

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$3,711	$252	$8,368		$12,331		$792,498	$804,829
Home equity	371	81	1,526		1,978		133,620	135,598
	4,082	333	9,894		14,309		926,118	940,427
Commercial loans
Commercial real estate	—	—	4,843		4,843		518,621	523,464
Multifamily	—	—	—		—		55,088	55,088
Construction/land development	—	1,261	—		1,261		366,673	367,934
Commercial business	611	3	1,527		2,141		145,308	147,449
	611	1,264	6,370		8,245		1,085,690	1,093,935
	$4,693	$1,597	$16,264	(2)	$22,554	(2)	$2,011,808	$2,034,362
As a % of total loans, excluding FHA/VA loans	0.23%	0.08%	0.80%		1.11%		98.89%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Includes $1.4 million and $4.4 million of nonperforming loans at March 31, 2015 and December 31, 2014, respectively, which are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014
Accrual
Consumer loans
Single family(1)	$74,126	$73,585	$72,663	$69,779	$70,958
Home equity	2,102	2,430	2,501	2,394	2,538
	76,228	76,015	75,164	72,173	73,496
Commercial loans
Commercial real estate	19,516	21,703	23,964	21,401	19,451
Multifamily	3,059	3,077	3,101	3,125	3,145
Construction/land development	5,321	5,447	5,693	5,843	5,907
Commercial business	1,492	1,573	658	302	104
	29,388	31,800	33,416	30,671	28,607
	$105,616	$107,815	$108,580	$102,844	$102,103
Nonaccrual
Consumer loans
Single family	$1,443	$2,482	$1,379	$1,461	$2,569
Home equity	230	231	20	—	—
	1,673	2,713	1,399	1,461	2,569
Commercial loans
Commercial real estate	1,121	1,148	1,182	2,735	2,784
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	—
Commercial business	228	249	9	9	117
	1,349	1,397	1,191	2,744	2,901
	$3,022	$4,110	$2,590	$4,205	$5,470
Total
Consumer loans
Single family(1)	$75,569	$76,067	$74,042	$71,240	$73,527
Home equity	2,332	2,661	2,521	2,394	2,538
	77,901	78,728	76,563	73,634	76,065
Commercial loans
Commercial real estate	20,637	22,851	25,146	24,136	22,235
Multifamily	3,059	3,077	3,101	3,125	3,145
Construction/land development	5,321	5,447	5,693	5,843	5,907
Commercial business	1,720	1,822	667	311	221
	30,737	33,197	34,607	33,415	31,508
	$108,638	$111,925	$111,170	$107,049	$107,573

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $25.4 million, $26.8 million, $24.6 million, $19.0 million and $19.1 million at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Recorded investment of re-defaults(1)
Consumer loans
Single family	$1,498	$—	$282	$425	$303
Home equity	—	—	—	—	190
	1,498	—	282	425	493
Commercial loans
Commercial real estate	—	—	—	—	—
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	—
Commercial business	—	—	—	—	—
	—	—	—	—	—
	$1,498	$—	$282	$425	$493

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$248,709	$240,679	$271,669	$235,844	$219,677
Interest-bearing transaction and savings deposits:
NOW accounts	492,207	272,390	300,832	324,604	285,104
Statement savings accounts due on demand	307,731	200,638	184,656	166,851	163,819
Money market accounts due on demand	1,163,656	1,007,213	1,015,266	996,473	956,189
Total interest-bearing transaction and savings deposits	1,963,594	1,480,241	1,500,754	1,487,928	1,405,112
Total transaction and savings deposits	2,212,303	1,720,920	1,772,423	1,723,772	1,624,789
Certificates of deposit	751,333	494,526	367,124	457,529	534,708
Noninterest-bearing accounts - other	380,587	229,984	285,911	236,411	211,861
Total deposits	$3,344,223	$2,445,430	$2,425,458	$2,417,712	$2,371,358

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	7.4%	9.8%	11.2%	9.8%	9.3%
Interest-bearing transaction and savings deposits:
NOW accounts	14.7	11.1	12.4	13.4	12.0
Statement savings accounts due on demand	9.2	8.2	7.6	6.9	6.9
Money market accounts due on demand	34.8	41.2	41.9	41.2	40.3
Total interest-bearing transaction and savings deposits	58.7	60.5	61.9	61.5	59.2
Total transaction and savings deposits	66.1	70.3	73.1	71.3	68.5
Certificates of deposit	22.5	20.2	15.1	18.9	22.5
Noninterest-bearing accounts - other	11.4	9.5	11.8	9.8	9.0
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Net interest income	$5,627	$5,315	$5,145	$3,744	$2,479
Noninterest income	65,292	46,053	42,153	47,036	31,749
Noninterest expense	53,816	47,636	45,228	42,537	36,798
Income (loss) before income taxes	17,103	3,732	2,070	8,243	(2,570)
Income tax expense (benefit)	6,785	1,456	629	2,634	(755)
Net income (loss)	$10,318	$2,276	$1,441	$5,609	$(1,815)

Efficiency ratio (1)	75.88%	92.73%	95.62%	83.77%	107.51%
Full-time equivalent employees (ending)	1,061	1,003	993	947	903

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,606,893	$1,330,735	$1,294,895	$1,100,704	$674,283
Single family mortgage interest rate lock commitments(2)	1,901,238	1,171,598	1,167,677	1,201,665	803,308
Single family mortgage loans sold(2)	1,316,959	1,273,679	1,179,464	906,342	619,913

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$56,289	$29,405	$29,866	$30,233	$19,559
Loan origination and funding fees	4,455	7,083	6,947	6,781	4,761
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$60,744	$36,488	$36,813	$37,014	$24,320

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	296	251	256	252	243
Loan origination and funding fees / retail mortgage originations(4)	30	59	60	69	80
Composite Margin	326	310	316	321	323

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014		Mar. 31, 2014

Servicing income, net:
Servicing fees and other	$8,177	$7,537	$8,061	$9,095		$8,959
Changes in fair value of single family MSRs due to modeled amortization (1)	(9,235)	(6,823)	(6,212)	(7,109)		(5,968)
	(1,058)	714	1,849	1,986		2,991
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(7,311)	(7,793)	899	(3,326)	(3)	(5,409)
Net gain (loss) from derivatives economically hedging MSR	12,234	16,346	2,543	10,941		9,897
	4,923	8,553	3,442	7,615		4,488
Mortgage Banking servicing income	$3,865	$9,267	$5,291	$9,601		$7,479

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $4.7 million, net of transaction costs, resulting from the sale of single family MSRs during the quarter ended June 30, 2014.

Single Family Loans Serviced for Others

(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Single family
U.S. government and agency	$11,275,491	$10,630,864	$10,007,872	$9,308,096	$11,817,857
Other	634,763	585,344	585,393	586,978	380,622
Total single family loans serviced for others	$11,910,254	$11,216,208	$10,593,265	$9,895,074	$12,198,479

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Beginning balance	$112,439	$115,477	$108,869	$149,646	$153,128
Additions and amortization:
Originations	14,813	11,567	11,944	11,827	7,893
Purchases	3	11	3	3	2
Sale of servicing rights	—	—	—	(43,248)	—
Changes due to modeled amortization (1)	(9,235)	(6,823)	(6,212)	(7,109)	(5,968)
Net additions and amortization	5,581	4,755	5,735	(38,527)	1,927
Changes in fair value due to changes in model inputs and/or assumptions (2)	(7,311)	(7,793)	873	(2,250)	(5,409)
Ending balance	$110,709	$112,439	$115,477	$108,869	$149,646
Ratio of MSR carrying value to related loans serviced for others	0.93%	1.00%	1.09%	1.10%	1.23%
MSR servicing fee multiple (3)	3.17	3.42	3.68	3.67	4.17
Weighted-average note rate (loans serviced for others)	4.14%	4.18%	4.19%	4.19%	4.09%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.30%	0.30%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)
Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates. Includes fair value adjustment of $5.7 million related to the sale of single family MSRs during the quarter ended June 30, 2014.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Shareholders' equity	$439,395	$302,238	$294,568	$288,249	$273,510
Less: Goodwill and other intangibles	(21,324)	(14,211)	(14,444)	(14,690)	(14,098)
Tangible shareholders' equity	$418,071	$288,027	$280,124	$273,559	$259,412

Book value per share	$19.94	$20.34	$19.83	$19.41	$18.42
Impact of goodwill and other intangibles	(0.97)	(0.95)	(0.97)	(0.99)	(0.95)
Tangible book value per share	$18.97	$19.39	$18.86	$18.42	$17.47

Average shareholders' equity	$370,008	$305,068	$295,229	$284,365	$272,596
Less: Average goodwill and other intangibles	(16,698)	(14,363)	(14,604)	(14,049)	(14,215)
Average tangible shareholders' equity	$353,310	$290,705	$280,625	$270,316	$258,381

Return on average shareholders’ equity	11.14%	7.37%	6.74%	13.17%	3.38%
Impact of goodwill and other intangibles	0.53%	0.36%	0.35%	0.68%	0.18%
Return on average tangible shareholders' equity	11.67%	7.73%	7.09%	13.85%	3.56%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding merger-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended
(in thousands)	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Net income	$10,304	$5,621	$4,975	$9,362	$2,301
Impact of merger-related expenses (net of tax) and bargain purchase gain	1,256	578	469	394	545
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$11,560	$6,199	$5,444	$9,756	$2,846

Noninterest expense	$89,482	$68,791	$64,158	$62,971	$56,091
Deduct: merger-related expenses	(12,165)	(889)	(722)	(606)	(838)
Noninterest expense, excluding merger-related expenses	$77,317	$67,902	$63,436	$62,365	$55,253

Diluted earnings per common share	$0.59	$0.38	$0.33	$0.63	$0.15
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.08	0.03	0.03	0.02	0.04
Diluted earnings per common share, excluding merger-related expenses (net of tax) and bargain purchase gain	$0.67	$0.41	$0.36	$0.65	$0.19

Commercial and Consumer Banking Segment:
Net (loss) income	$(14)	$3,345	$3,534	$3,753	$4,116
Impact of merger-related expenses (net of tax) and bargain purchase gain	1,256	578	469	394	545
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$1,242	$3,923	$4,003	$4,147	$4,661